                                                                 Exhibit 10.14.2


                      AGREEMENT AND PLAN OF REORGANIZATION
                                AMENDMENT NO. 1
                          DATED AS OF:  JULY 15, 1999


          This Amendment No. 1 to that certain Agreement and Plan of Reorganization by and among PaeTec Corp., a Delaware corporation ("PaeTec"), PaeTec Merger Corp., a Delaware corporation ("Merger Sub"), and Campuslink Communications Systems, Inc., a Delaware corporation ("CCS"), dated June 4, 1999, is agreed to by the parties as of July 15, 1999. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement (as defined below).

                                    RECITALS

          A. PaeTec, Merger Sub and CCS which are the sole parties to that certain Agreement and Plan of Reorganization dated June 4, 1999 (the "Agreement"), wish to amend the Agreement as set forth in this Amendment No. 1.

                                     TERMS

          NOW, THEREFORE the parties agree as follows:

          1. Section 2.2(c) of the Agreement is hereby amended in its entirety to read as follows:

               "(c) the Certificate of Incorporation of CCS immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, provided that Article Fourth thereof
                                          --------
               shall be amended to provide that the total number of shares of all classes of capital stock which the Surviving Corporation shall have the authority to issue is one hundred (100) shares of Common Stock, par value .001 per share."

          2. Section 5.10 of the Agreement is hereby amended in its entirety to read as follows:

               "5.10  CCS Stockholders Meeting.  CCS shall call a special
                      ------------------------
               meeting of its stockholders for the purposes of voting upon the approval of this Agreement and the transactions contemplated hereby as soon as practicable, but in no event later than

               September 15, 1999, provided, that CCS may, in lieu of holding such a meeting, obtain such approval by written consent of stockholders in accordance with the requirements of the DGCL. CCS shall take all reasonable actions necessary or advisable to secure the vote in favor of such approval."

          3. Section 8.11 of the Agreement is hereby amended in its entirety to read as follows:

               "8.11  CCS Stockholder Debt.  Concurrently with the Closing,
                      --------------------
               PaeTec shall have (a) paid in cash (by wire transfer of immediately available funds to accounts designated by the applicable payees) $5,250,000 of the indebtedness owing to certain stockholders of CCS (as designated by CCS prior to the Closing) and (b) executed and delivered promissory notes ("PaeTec Notes") in favor of (i) those Persons designated by CCS to evidence the assumption by PaeTec of indebtedness of CCS owed to such Persons, and (ii) other applicable stockholders of CCS for the amounts specified in clause (iii) of the definition of the term "Net Working Capital" less amounts paid by PaeTec pursuant to the preceding clause (a). The PaeTec Notes shall (A) be subordinate (on terms reasonably satisfactory to the parties) to an expected $70 million senior credit facility of PaeTec and be in the principal face amount of the outstanding balance of the applicable assumed indebtedness on the Closing Date, which amount shall in no event exceed in the aggregate $7,500,000 less the amount paid pursuant to clause (a) of this Section 8.11, (B) bear interest at 8% per annum (subject to adjustment from time to time to reflect changes in the prime rate of interest charged by City National Bank), and such interest shall be paid quarterly (unless PaeTec shall be in default with respect to any senior indebtedness, in which case interest shall be accrued but unpaid for the duration of the default or until maturity), (C) provide that they may be repaid in full or in part from time to time, at the option of PaeTec, without premium or penalty, and (D) be payable, together with all accrued but unpaid interest to date of repayment, upon the earlier of (1) the consummation by PaeTec of one or more financing transactions with aggregate gross proceed of $5,000,000 or greater (whether debt or equity transactions), or (2) June 30, 2002."

          4. Section 9.16 shall be amended by adding the words "PaeTec made a cash payment pursuant to clause (a) of Section 8.11 plus the amounts for which" in the third line of such Section 9.16 after the word "which" and before the word "a".

          5. Section 11.8(c) shall be amended by adding "(a)" before "$13.8 million," at the end of the fourth line of such Section and adding the following language after "$13.8 million," in the fourth line of such Section: "plus (b) the outstanding principal balance (and any accrued but unpaid interest thereon) of the borrowings, if any, approved by PaeTec, plus (c) the outstanding principal balance (any accrued but unpaid interest thereon), if any, under the CCS Note."

          6. All references in the Agreement to a Voting Agreement, when used with respect to or in connection with any Stockholder other than Alliance, Kline Hawkes or ULLICO, shall mean a Representation Letter, in the form attached hereto as Exhibit A, to be executed and delivered by such Stockholder.

          7. Except as hereby amended, the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

                                                PAETEC CORP.


                                                By:  /s/ Timothy Bancroft
                                                   -------------------------
                                                Name:  Timothy Bancroft
                                                Title: Vice President - Finance


                                                PAETEC MERGER CORP.


                                                By:  /s/ Timothy Bancroft
                                                   -------------------------
                                                Name:  Timothy Bancroft
                                                Title: Vice President


                                                CAMPUSLINK COMMUNICATIONS
                                                  SYSTEMS, INC.


                                                By:  /s/ Joseph J. Golden
                                                   -------------------------
                                                Name:  Joseph J. Golden
                                                Title: Chief Executive Officer

                                       3